                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )(1)


                              Polymer Group, Inc.
                      ------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
                    --------------------------------------
                         (Title of Class of Securities)

                                  731745 10 5
                                  -----------
                                 (CUSIP Number)

------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 ---------------------
 CUSIP NO. 731745 10 5                   13G              PAGE 2 OF 19 PAGES
-----------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Golder, Thoma, Cressey Fund III Limited Partnership
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [       ]
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,109,096 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,109,096 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,109,096 (see Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      22.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 731745 10 5                13G                 PAGE 3 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Golder, Thoma, Cressey & Rauner, L.P.
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [      ]
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,109,096 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,109,096 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,109,096 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      22.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 731745 10 5                13G                 PAGE 4 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Bruce V. Rauner
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [      ]
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,109,096 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,109,096 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,109,096 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      22.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 731745 10 5                13G                 PAGE 5 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Bryan C. Cressey
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [      ]
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,109,096 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,109,096 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,109,096 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      22.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 731745 10 5                13G                 PAGE 6 OF 19 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Carl D. Thoma
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: [      ]
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             7,109,096 (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,109,096 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,109,096 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      22.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:
             --------------

             Polymer Group, Inc. (the "Company")

Item 1(b)    Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             4838 Jenkins Avenue
             North Charleston, SC 29405

Item 2(a)    Names of Persons Filing:
             -----------------------

             Golder, Thoma, Cressey Fund III Limited Partnership
             Golder, Thoma, Cressey & Rauner, L.P.
             Bruce V. Rauner
             Bryan C. Cressey
             Carl D. Thoma

             Golder, Thoma, Cressey Fund III Limited Partnership ("GTC") is the record owner of the shares of common stock covered by this statement. GTC is managed by its general partner, Golder, Thoma, Cressey & Rauner, L.P. ("GTCR"). Dispositive and voting power of securities owned by GTC and managed by GTCR is shared by Bruce V. Rauner, Bryan C. Cressey and Carl D. Thoma, each a general partner of GTCR. GTC, GTCR and Messrs. Rauner, Cressey and Thoma are collectively referred to herein as the "Reporting Persons."


Item 2(b)    Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

             The principal business address of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois, 60606-6402.

Item 2(c)    Citizenship:
             -----------

             GTC and GTCR are limited partnerships organized under the laws of the State of Illinois. Messrs. Rauner, Cressey and Thoma are citizens of the United States.

                              Page 7 of 19 Pages

Item 2(d)    Title of Class of Securities:
             ----------------------------

             Common Stock, par value $.01 per share.

Item 2(e)    CUSIP No.:
             ---------

             731745 10 5

Item 3       If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
             -------------------------------------------------------------------
             check whether the person filing is a:
             ------------------------------------

             This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

Item 4       Ownership:
             ---------

        (a)  Amount Beneficially Owned:

             GTC is the registered owner of 7,109,096 shares of Common Stock of the Company (the "Shares"). GTCR is the general partner of GTC and exercises investment and voting control over securities owned by GTC. Investment and voting control over securities owned by GTC is shared at GTCR by Messrs. Rauner, Cressey and Thoma. Thus, by virtue of the investment and voting control exercised by GTCR as general partner of GTC and shared by Messrs. Rauner, Cressey and Thoma, each of the Reporting Persons may be deemed to beneficially own the Shares. GTCR and Messrs. Rauner, Cressey and Thoma each disclaim beneficial ownership of the Shares.

             The Reporting Persons and certain other shareholders of the Company are parties to a voting agreement, dated as of May 15, 1996 (the "Voting Agreement"). The Voting Agreement provides that the parties thereto will vote in the same manner on certain issues, including the election of directors. Collectively, the parties to the Voting Agreement own 46.3% of the outstanding Common Stock of the Company. Each of the Reporting Persons disclaims beneficial ownership of the shares of Common Stock owned by the other parties to the Voting Agreement. Appendix A, which is incorporated herein by reference, sets forth the following information with respect to each party to the Voting Agreement: (i) name, (ii) address of principal

                              Page 8 of 19 Pages
             business office, and (iii) the number of shares of Common Stock owned by such party.

        (b)  Percent of Class: (Based on 32,000,000 shares outstanding)

             22.2%

        (c)  Number of Shares as to which such person has:

             (i)  Sole power to vote or to direct the vote:

                  None

            (ii)  Shared power to vote or to direct the vote:

                  7,109,096 (GTC, GTCR and Messrs. Rauner, Cressey and Thoma)

           (iii)  Sole power to dispose or to direct the disposition of:

                  None

            (iv)  Shared power to dispose or to direct the disposition of:

                  7,109,096 (GTC, GTCR and Messrs. Rauner, Cressey and Thoma)

Item 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

Item 6       Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable

                              Page 9 of 19 Pages

Item 7       Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company:
             ------------------------------------------------------------

             Not applicable

Item 8       Identification and Classification of Members of the Group:
             ---------------------------------------------------------

             Not applicable

Item 9       Notice of Dissolution of Group:
             ------------------------------

             Not applicable

Item 10      Certification:
             -------------

             Not applicable



                              Page 10 of 19 Pages

                            EXHIBITS AND APPENDICES


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Appendix A       Schedule setting forth (i) name, (ii) address of principal place of business, and (iii) the number of shares of Common
                 Stock owned by each party to the Voting Agreement.




                              Page 11 of 19 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997

                             Golder, Thoma, Cressey Fund III Limited Partnership
                        By:  Golder, Thoma, Cressey & Rauner, L.P.
                        Its:   General Partner


                        By: /s/ Bruce V. Rauner
                            -----------------------------------
                            Print Name:  Bruce V. Rauner
                            Its:  General Partner


                              Page 12 of 19 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997


                                    Golder, Thoma, Cressey & Rauner, L.P.
                               Its:   General Partner


                               By:    /s/ Bruce V. Rauner
                                     -----------------------------------
                               Print Name:  Bruce V. Rauner
                               Its:  General Partner



                              Page 13 of 19 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997



                                      /s/ Bruce V. Rauner
                                     -----------------------------------
                                     Print Name:  Bruce V. Rauner




                              Page 14 of 19 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997



                                /s/ Bryan C. Cressey
                               -----------------------------------
                               Print Name:  Bryan C. Cressey




                              Page 15 of 19 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1997



                                /s/ Carl D. Thoma
                               -----------------------------------
                               Print Name:  Carl D. Thoma


                              Page 16 of 19 Pages

                                   EXHIBIT I
                                   ---------

                      SCHEDULE 13G JOINT FILING AGREEMENT

          The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

          (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

          (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


                           *     *     *     *     *

Date: February 13, 1997


                           Golder, Thoma, Cressey Fund III Limited Partnership
                      By:  Golder, Thoma, Cressey & Rauner, L.P.
                      Its:   General Partner


                      By:    /s/ Bruce V. Rauner
                            -----------------------------------
                      Print Name:  Bruce V. Rauner
                      Its:  General Partner




                              Page 17 of 19 Pages

                               Golder, Thoma, Cressey & Rauner, L.P.
                          Its:   General Partner


                          By:    /s/ Bruce V. Rauner
                                -----------------------------------
                          Print Name:  Bruce V. Rauner
                          Its:  General Partner



                           /s/ Bruce V. Rauner
                          -----------------------------------
                          Print Name:  Bruce V. Rauner



                           /s/ Bryan C. Cressey
                          -----------------------------------
                          Print Name:  Bryan C. Cressey



                           /s/ Carl D. Thoma
                          -----------------------------------
                          Print Name:  Carl D. Thoma



                              Page 18 of 19 Pages

                                  APPENDIX A

                        Parties to the Voting Agreement
                        -------------------------------

                                 Address of Principal      Number of Shares
Name                                Business Office        of Common Stock
----------------------------  ---------------------------  ----------------
Jerry Zucker                  4838 Jenkins Avenue             1,430,329
                              North Charleston, SC  29405

James G. Boyd                 4838 Jenkins Avenue               476,771
                              North Charleston, SC  29405

The InterTech Group, Inc.     4838 Jenkins Avenue             3,599,557
                              North Charleston, SC  29405

Golder, Thoma, Cressey        c/o Golder, Thoma, Cressey,     7,109,096
  Fund III, L.P.                Rauner, Inc.
                              6100 Sears Tower
                              Chicago, IL  60606-6402

Chase Manhattan Investment    One Chase Manhattan Plaza       1,152,131
  Holdings, Inc.              New York, NY  10081

FTG, Inc.                     4838 Jenkins Avenue               261,651
                              North Charleston, SC  29405

Leeway & Co.                  c/o State Street Bank and         795,838
                                Trust Co.
                              Master Trust Division-Q4W
                              P.O. Box 1992
                              Boston, MA  02110


                              Page 19 of 19 Pages